UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K
                             Current Report Pursuant
                          to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

        Date of report (date of earliest event reported): June 30, 2000



                        GULFPORT ENERGY CORPORATION, INC.
             (Exact name of registrant as specified in its charter)


                                    Oklahoma
         (State or other jurisdiction of incorporation or organization)

           1-10753                                        73-1521290
    (Commission File Number)                (I.R.S. Employer Identification No.)


                         6307 Waterford Blvd., Suite 100
                          Oklahoma City, Oklahoma 73118
               (Address of principal executive offices) (Zip Code)

        Registrant's telephone number, including area code: 405-848-8807







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Item 5.  Other Events

On June 30, 2000, Gulfport Energy Corporation (the "Company") reduced its bank debt from $2.5 million to $1.6 million. In July 1997, the Company entered into a $15.0 million dollar credit facility with ING (US) Capital Corporation (the "Credit Facility"). As of December 31, 1999, the Company had $2.5 million dollars of remaining debt under the Credit Facility. On June 30, 2000, Gulfport refinanced $1.6 million of the debt through Bank of Oklahoma and paid the outstanding balance of $900,000 out of cash flow. The loan agreement with Bank of Oklahoma provides for a two-year note with principal payments of $100,000 a month. The loan carries an interest rate of prime plus one.

Additionally, on July 17, 2000, the Company hired Mike Moore as its Chief Financial Officer. Mr. Moore has had substantial experience in both the oil and gas industry as well as with market transactions. Mr. Moore was Vice President and Chief Financial Officer of Indian Oil Company from May 1998 through July 2000 and the Controller at DLB Oil & Gas, Inc. from September 1995 through May 1998. In these positions, Mr. Moore participated in five acquisitions, two spin-offs, and two IPOs providing due diligence review, Securities and Exchange Commission filings and coordinating closings. The Company believes that Mr. Moore's experience further positions the Company to exploit potentially available market transactions in the future.